Exhibit 99.1

For Immediate Release
Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2014 Second Quarter Results

Company Reports Net Income of $34 Million and Grows Net Sales, GAAP EPS, Adjusted EPS and Adjusted EBITDA in Second Quarter

Reiterates Expectations for 5th Consecutive Year of Record Performance in Fiscal 2014

Net Cash Provided from Operating Activities After Purchases of Property, Plant and Equipment (Free Cash Flow) Expected to Grow to At Least $350 Million
in Fiscal 2014 Versus $254 Million in Fiscal 2013 and $208 Million in Fiscal 2012

Middleton, WI, May 7, 2014 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record fiscal 2014 second quarter results for the period ended March 30, 2014, and reconfirmed its outlook for a fifth consecutive year of record performance.

The Company’s record second quarter was highlighted by solid results from its HHI, battery, personal care, and home and garden businesses; a continuation of strong European results; adjusted diluted earnings per share and adjusted EBITDA growth; and a record fiscal second quarter level of cost savings from continuous improvement programs across all divisions.

Spectrum Brands reiterated plans to reduce term debt by approximately $250 million in fiscal 2014 and expectations for free cash flow to increase to at least $350 million, a significant improvement from a record $254 million in fiscal 2013 and $208 million in fiscal 2012.

Fiscal 2014 Second Quarter Results Highlights:

•	Net sales of $1.02 billion in the second quarter of fiscal 2014 increased 3.4 percent versus $987.8 million a year ago, and 4.0 percent excluding the negative impact of foreign exchange.

•
Net income of $33.8 million and diluted income per share of $0.64 in the second quarter of fiscal 2014 improved from a net loss of $41.2 million and diluted loss per share of $0.79 in the prior year quarter.

•
Adjusted diluted earnings per share, a non-GAAP measure, of $0.72 in the second quarter of fiscal 2014 increased 63.6 percent compared to $0.44 last year. See Table 3 for a reconciliation to GAAP earnings per share.

•
Adjusted EBITDA, a non-GAAP measure, of $156.5 million in the second quarter of fiscal 2014 grew 9.2 percent versus $143.3 million in fiscal 2013, and 9.8 percent excluding the negative impact of foreign exchange, representing the 14th consecutive quarter of year-over-year adjusted EBITDA growth. See Table 4 for a reconciliation to GAAP net income.

•	Adjusted EBITDA margin in the second quarter of fiscal 2014 increased to 15.3 percent compared to 14.5 percent in the year-ago quarter.

•
Fiscal 2014 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow, a non-GAAP measure) expected to be at least $350 million compared to $254 million in fiscal 2013 and $208 million in fiscal 2012. See Table 6 for a reconciliation to projected GAAP Cash Flow from Operating Activities.

•
Company expects to use its strong free cash flow to reduce term debt by approximately $250 million and lower its balance sheet leverage in the second half of fiscal 2014, consistent with the seasonality of its cash flows.

“We are pleased with our record results in the second quarter, which seasonally is our smallest quarter of the year,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “Combined with our record first quarter, we have solid first half momentum toward delivering a fifth consecutive year of record financial performance in fiscal 2014.

“Our second quarter had many notable highlights with broad-based contributions from our divisions globally,” Mr. Lumley said. “Virtually all of our divisions achieved higher net sales and adjusted EBITDA, enabling us to significantly grow our adjusted EPS and expand our adjusted EBITDA margin. In Europe we again delivered record results. In a region with negative foreign currency headwinds, our Latin American battery, personal care, small appliance and HHI sales all increased on a constant currency basis.

“We also overcame unusually harsh winter weather in January and part of February in the U.S. and Canada that hurt retailer store traffic and POS, particularly in our HHI and Pet businesses,” he said.

“Similar to the first quarter, we achieved a record level of continuous improvement savings for a fiscal second quarter,” Mr. Lumley said. “This reinforces our ongoing focus to reduce our cost structure, more than offset higher product costs and continue to invest in new products, many of which are launching in the second half of fiscal 2014 and into fiscal 2015.

“We are optimistic about the second half of the year, which should be much larger than our record first half and stronger than the second half of fiscal 2013,” Mr. Lumley said. “We have new products launching in all divisions, retail distribution gains secured, new retailer customers in place, continued geographic expansion, and select pricing actions. We will maintain strict spending controls and are on track to achieve a record level of cost reductions in fiscal 2014.

“Our Spectrum Value Model continues to work effectively around the world and is resonating with retailers and consumers in a global economy that remains challenging,” he said. “’Same or better performance/less price’, value-branded Spectrum Brands products are winning in today’s marketplace with today’s smart shoppers.

“We are executing well on our growth plans and are focused on delivering another year of steady, measured financial improvement, including a strong increase in free cash flow, in fiscal 2014,” Mr. Lumley said. “Our commitment remains to create greater shareholder value, with a focus on growing our adjusted EBITDA, reducing debt and deleveraging, and maximizing sustainable free cash flow.”

Fiscal 2014 Second Quarter Consolidated Financial Results

Spectrum Brands Holdings reported record net sales of $1.02 billion in the second quarter of fiscal 2014, an increase of 3.4 percent compared to $987.8 million a year earlier. The improvement was predominantly the result of higher net sales in the Company’s battery, personal care, home and garden, and HHI businesses. Excluding the negative impact of foreign exchange, net sales in the second quarter of fiscal 2014 improved 4.0 percent.

Gross profit and gross profit margin in the second quarter of fiscal 2014 was $359.6 million and 35.2 percent, respectively, compared to $322.9 million and 32.7 percent last year, which included $25.8 million of increased cost of goods sold from the sale of inventory that was revalued in connection with the HHI acquisition.

Spectrum Brands reported net income of $33.8 million, or $0.64 diluted income per share, in the second quarter of fiscal 2014 on average shares and common stock equivalents outstanding of 53.0 million. In fiscal 2013, the Company reported a net loss of $41.2 million, or $0.79 diluted loss per share, on average shares and common stock equivalents outstanding of 52.1 million. Adjusted for certain items in both fiscal years, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $0.72 in the second quarter of fiscal 2014, a 63.6 percent increase compared to $0.44 in the prior year.

Adjusted EBITDA, a non-GAAP measure, of $156.5 million in the second quarter of fiscal 2014 increased 9.2 percent compared to adjusted EBITDA of $143.3 million in fiscal 2013, and 9.8 percent excluding the negative impact of foreign exchange, which represented the 14th consecutive quarter of year-over-year adjusted EBITDA growth. Adjusted EBITDA as a percentage of net sales (adjusted EBITDA margin) improved to 15.3 percent compared to 14.5 percent in the year-ago quarter. Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.
Fiscal 2014 First Half Consolidated Financial Results
Net sales of $2.12 billion in the first six months of fiscal 2014 increased 14.2 percent compared to $1.86 billion for the same period in fiscal 2013. The increase was the result of the HHI acquisition on December 17, 2012 and higher revenues for the home and garden business. Including HHI as if part of the Company for all of last year’s first six months, net sales of $2.12 billion increased 3.5 percent compared to $2.05 billion last year.
The Company reported GAAP net income of $88.1 million, or $1.67 diluted income per share, in the first six months of fiscal 2014 on average shares and common stock equivalents outstanding of 52.8 million. In the first half of fiscal 2013, the Company reported a GAAP net loss of $54.7 million, or $1.05 diluted loss per share, on average shares and common stock equivalents outstanding of 51.9 million. Adjusted for certain items in both years’ first six months, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.81 in the first half of fiscal 2014, a 48.4 percent increase compared to $1.22 in last year’s first six months.
Fiscal 2014 first half adjusted EBITDA of $335.2 million increased 10.3 percent compared to adjusted EBITDA in the first half of fiscal 2013 of $303.9 million, which includes the results of HHI as if acquired by Spectrum Brands at the beginning of last year’s first six months period. The adjusted EBITDA margin improved significantly to 15.8 percent versus 14.8 percent last year.

Fiscal 2014 Second Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2014 second quarter net sales of $480.9 million, an increase of 2.6 percent versus $468.6 million in the year-ago quarter, and 3.3 percent excluding the negative impact of foreign exchange. Higher battery and personal care net sales more than offset slightly lower small appliances revenues.

Global battery sales in the second quarter of fiscal 2014 of $211.4 million improved 5.8 percent compared to $199.7 million in the second quarter of fiscal 2013, and 7.0 percent excluding the negative impact of foreign exchange. All geographic regions contributed to the solid increase. North American battery growth was primarily due to increased shipments to several existing customers and new retailer distribution. In Europe, strong VARTA® battery growth was driven by a combination of new customer listings, regional expansion and promotions. Latin American battery revenues increased on a constant currency basis primarily as a result of flashlight product launches throughout the region.

Net sales for the global personal care product category of $117.0 million in the second quarter of fiscal 2014 increased 2.4 percent versus $114.2 million last year, and 3.1 percent excluding the negative impact of foreign exchange. The improvement was driven by a continuation of solid revenue growth in Europe and Latin America in both the shaving and grooming and personal care categories. North American net sales were essentially unchanged in the second quarter.

The small appliances product category reported net sales in the second quarter of fiscal 2014 of $152.5 million versus $154.6 million in the year-ago quarter. Excluding the negative impact of foreign exchange, net sales were essentially flat. Higher European net sales from expansion into new channels and increased distribution at existing retailers were offset by a decline in North American net sales primarily from a non-recurrence of promotions. Latin American net sales on a constant currency basis grew strongly from new product introductions in several South and Central American countries.

With segment net income, as adjusted, of $35.7 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $61.2 million in the second quarter of fiscal 2014, an increase of 7.6 percent compared to adjusted EBITDA of $56.9 million in the year-earlier quarter, when segment net income was $34.6 million.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $159.4 million in the second quarter of fiscal 2014 compared to $160.5 million last year. Slightly higher European aquatics and companion animal net sales were more than offset by lower revenues in both categories in North America, largely driven by a continuation of aquatics category softness along with adverse winter weather that negatively affected retail store traffic.

Segment net income, as adjusted, was $19.4 million in the second quarter of fiscal 2014 versus $16.4 million in the second quarter of fiscal 2013. Second quarter adjusted EBITDA of $28.5 million increased 3.6 percent compared to $27.5 million in fiscal 2013 due to strong cost reduction and expense control initiatives that more than offset lower volumes and unfavorable geographic mix. The segment’s adjusted EBITDA margin improved to 17.9 percent in the second quarter of fiscal 2014 versus 17.1 percent in the prior year.

Home and Garden

The Home and Garden segment reported record second quarter net sales of $114.5 million, an increase of 12.3 percent compared to $102.0 million in the second quarter of fiscal 2013. The increase was driven predominantly by higher net sales in the lawn and garden controls product category as a result of strong, early season retail customer demand and, to a lesser degree, the positive impact of the Liquid Fence animal repellents acquisition completed on January 3, 2014.
The segment recorded fiscal 2014 second quarter net income, as adjusted, of $22.8 million versus $20.6 million in the prior year’s quarter. Record second quarter adjusted EBITDA of $26.4 million increased 11.4 percent compared to $23.7 million a year ago due to the higher net sales as well as the positive impact of the Liquid Fence acquisition.
The Home and Garden segment achieved record first half results. Net sales of $148.2 million and adjusted EBITDA of $27.9 million grew 11.8 percent and 25.1 percent, respectively, in the first six months of fiscal 2014 compared to the first half of fiscal 2013.
Hardware & Home Improvement
The Hardware & Home Improvement (HHI) segment reported net sales of $266.9 million in the second quarter of fiscal 2014, an increase of 4.0 percent compared to $256.7 million in the prior year’s quarter. Net sales increased 5.1 percent excluding the negative impact of foreign exchange. The revenue growth was driven primarily by improvements in the residential security category and continued international expansion. Severe winter weather in the U.S. and Canada was a significant negative impact on net sales results in the second quarter.

The segment recorded net income, as adjusted, of $31.9 million in the second quarter of fiscal 2014 compared to $0.6 million in the prior year’s second quarter. Adjusted EBITDA in the second quarter of fiscal 2014 increased 11.3 percent to $45.3 million versus $40.7 million last year due to the increased volumes. The adjusted EBITDA margin in the second quarter of fiscal 2014 expanded to 17.0 percent versus 15.9 percent in the previous year’s second quarter.

Liquidity and Debt

Spectrum Brands completed its fiscal 2014 second quarter on March 30, 2014 with a solid liquidity position, including a cash balance of approximately $93 million and approximately $124 million available on its ABL facility at what is the peak quarter for working capital requirements.

As of the end of the second quarter of fiscal 2014, Spectrum Brands had approximately $3,438 million of debt outstanding at par, consisting of its ABL facility of $168 million, senior secured Term Loans totaling the U.S. dollar equivalent of approximately $1,733 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $147 million of capital leases and other obligations.  In addition, the Company had approximately $50 million of letters of credit outstanding.

Fiscal 2014 Outlook

Spectrum Brands expects fiscal 2014 net sales, as reported, to increase approximately at the rate of U.S. GDP growth compared to fiscal 2013 net sales, including HHI in the prior year on a pro forma basis. Fiscal 2014 free cash flow is expected to be at least $350 million and capital expenditures are projected to be approximately $70 million to $75 million. In the second half of fiscal 2014, the Company expects to use its strong free cash flow to make significant payments on its term debt, totaling approximately $250 million for the fiscal year, and delever its balance sheet, resulting in leverage (total debt to adjusted EBITDA) of approximately 4.2 times or less at the end of the fiscal year.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, May 7. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 24589724. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website. A telephone replay of the conference call will be available through Wednesday, May 21. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and six months ended March 30, 2014 versus the three months and six months ended March 31, 2013. See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2014. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2014 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and six month periods ended March 30, 2014 and March 31, 2013
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			SIX MONTHS
	F2014	F2013	INC	F2014	F2013	INC
			%			%
Net sales	$1,021.7	$987.8	3.4%	$2,122.3	$1,858.0	14.2%
Cost of goods sold	661.0	662.3		1,378.7	1,243.3
Restructuring and related charges	1.1	2.6		2.8	3.7
Gross profit	359.6	322.9	11.4%	740.8	611.0	21.2%

Selling	165.7	171.0		329.9	299.8
General and administrative	75.9	70.4		148.9	127.2
Research and development	12.3	11.9		23.1	20.0
Acquisition and integration related charges	6.3	12.0		11.8	32.8
Restructuring and related charges	6.8	5.3		9.5	10.8

Total operating expenses	267.0	270.6		523.2	490.6

Operating income	92.6	52.3		217.6	120.4

Interest expense	47.4	60.4		104.4	130.2
Other expense, net	0.8	3.7		1.6	5.3

Income (loss) from continuing operations before income taxes	44.4	(11.8)		111.6	(15.1)

Income tax expense	10.5	29.1		23.3	39.8

Net income (loss)	33.9	(40.9)		88.3	(54.9)

Less: Net income (loss) attributable to non-controlling interest	0.1	0.3		0.2	(0.2)

Net income (loss) attributable to controlling interest	$33.8	$(41.2)		$88.1	$(54.7)

Average shares outstanding (a)	52.7	52.1		52.6	51.9

Basic income (loss) per share attributable to controlling interest	$0.64	$(0.79)		$1.68	$(1.05)

Average shares and common stock equivalents outstanding (a) (b)	53.0	52.1		52.8	51.9

Diluted income (loss) per share attributable to controlling interest	$0.64	$(0.79)		$1.67	$(1.05)

Cash dividends declared per common share	$0.30	$0.25		$0.55	$0.25

(a) Per share figures calculated prior to rounding.
(b) For the three and six months ended March 31, 2013, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three and six month periods ended March 30, 2014 and March 31, 2013
(Unaudited)
($ in millions)

Supplemental Financial Data	F2014	F2013
Cash and cash equivalents	$93.4	$77.5

Trade receivables, net	$525.2	$480.0
Days Sales Outstanding (a)	43	40

Inventory	$725.9	$705.4
Inventory Turnover (b)	4.0	4.0

Total debt	$3,429.5	$3,258.9

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2014	F2013	F2014	F2013

Depreciation and amortization, excluding amortization of debt issuance costs	$50.5	$47.2	$95.1	$78.2

Capital expenditures	$20.9	$11.4	$36.8	$20.7

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2014	F2013	F2014	F2013

Net Sales
Global Batteries & Appliances	$480.9	$468.6	$1,140.2	$1,134.6
Global Pet Supplies	159.4	160.5	288.5	300.2
Home and Garden	114.5	102.0	148.2	132.5
Hardware & Home Improvement	266.9	256.7	545.3	290.7
Total net sales	$1,021.7	$987.8	$2,122.2	$1,858.0

Segment Profit
Global Batteries & Appliances	$44.2	$41.4	$141.4	$136.8
Global Pet Supplies	20.6	20.4	33.6	36.3
Home and Garden	23.1	20.8	21.9	16.5
Hardware & Home Improvement	34.8	6.7	74.8	3.5
Total segment profit	122.7	89.3	271.7	193.1

Corporate	15.9	17.1	30.0	25.4
Acquisition and integration related charges	6.3	12.0	11.8	32.8
Restructuring and related charges	7.9	7.9	12.3	14.5
Interest expense	47.4	60.4	104.4	130.2
Other expense, net	0.8	3.7	1.6	5.3

Income (loss) from continuing operations before income taxes	$44.4	$(11.8)	$111.6	$(15.1)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three and six month periods ended March 30, 2014 and March 31, 2013
(Unaudited)

	THREE MONTHS				SIX MONTHS
	F2014		F2013		F2014		F2013
Diluted income (loss) per share, as reported	$0.64		$(0.79)		$1.67		$(1.05)

Adjustments, net of tax:
Pre-acquisition earnings of HHI	—		—		—		0.06	(a)
Acquisition and integration related charges	0.08	(b)	0.15	(d)	0.15	(c)	0.41	(e)
Restructuring and related charges	0.09	(f)	0.10	(g)	0.15	(f)	0.18	(g)
Debt refinancing costs	—		—		0.14	(h)	0.36	(i)
Purchase accounting inventory adjustment	—		0.32	(j)	—		0.38	(j)
Venezuela devaluation	—		0.03	(k)	—		0.02	(k)
Income taxes	(0.09)	(l)	0.63	(m)	(0.30)	(l)	0.86	(m)
	0.08		1.23		0.14		2.27

Diluted income per share, as adjusted	$0.72		$0.44		$1.81		$1.22

(a) For the six months ended March 31, 2013, reflects $3.2 million, net of tax, of pre-acquisition earnings related to the acquired HHI business. The Pre-acquisition earnings of HHI do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

(b) For the three months ended March 30, 2014, reflects $4.1 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.4 million related to the acquisition of the HHI Business, consisting primarily of integration costs; (ii) $0.8 million related to the acquisition of Liquid Fence, consisting primarily of legal and professional fees; and (iii) $0.9 million related to the acquisition of Shaser and other acquisition activity, consisting of legal and professional fees.

(c) For the six months ended March 30, 2014, reflects $7.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $5.1 million related to the acquisition of the HHI Business, consisting primarily of integration costs; (ii) $1.1 million related to the acquisition of Liquid Fence, consisting primarily of legal and professional fees; and (iii) $1.5 million related to the acquisition of Shaser and other acquisition activity, consisting of integration costs and legal and professional fees.

(d) For the three months ended March 31, 2013, reflects $7.8 million, net of tax, of Acquisition and integration related charges as follows: (i) $6.6 million related to the acquisition of the HHI Business which consisted primarily of legal and professional fees; (ii) $0.7 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (iii) $0.4 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; and (iv) $0.1 million related to the acquisition of Shaser and other acquisition activity, consisting primarily of legal and professional fees.

(e) For the six months ended March 31, 2013, reflects $21.3 million, net of tax, of Acquisition and integration related charges as follows: (i) $16.1 million related to the acquisition of the HHI Business which consisted primarily of legal and professional fees; (ii) $1.6 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (iii) $0.8 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; and (iv) $2.8 million related to the acquisition of Shaser and other acquisition activity, consisting primarily of legal and professional fees.

(f) For the three and six months ended March 30, 2014, reflects $5.1 million and $8.0 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013.

(g) For the three and six months ended March 31, 2013, reflects $5.1 million and $9.4 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(h) For the six months ended March 30, 2014, reflects $7.3 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan.

(i) For the six months ended March 31, 2013, reflects $18.7 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(j) For the three and six months ended March 31, 2013, reflects a non-cash increase to cost of goods sold $16.7 million, net of tax, and $20.2 million, net of tax, respectively, related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(k) For the three and six months ended March 31, 2013, reflects an adjustment of $1.3 million, net of tax, related to the devaluation of the Venezuelan Bolivar Fuerte.

(l) For the three and six months ended March 30, 2014, reflects adjustments to income tax expense of $(5.0) million and $(15.8) million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(m) For the three and six months ended March 31, 2013, reflects adjustments to income tax expense of $33.3 million and $45.0 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three month period ended March 30, 2014
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$35.8	$19.4	$22.8	$31.7	$(75.9)	$33.8
Net (income) loss attributable to non-controlling interest	(0.1)	—	—	0.2	—	0.1
Net income (loss), as adjusted (a)	35.7	19.4	22.8	31.9	(75.9)	33.9

Income tax expense	—	—	—	—	10.5	10.5
Interest expense	—	—	—	—	47.4	47.4
Acquisition and integration related charges	2.8	—	0.3	1.4	1.8	6.3
Restructuring and related charges	4.9	1.0	—	2.0	—	7.9

Adjusted EBIT	43.4	20.4	23.1	35.3	(16.2)	106.0
Depreciation and amortization (b)	17.8	8.1	3.3	10.0	11.3	50.5

Adjusted EBITDA	$61.2	$28.5	$26.4	$45.3	$(4.9)	$156.5

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the six month period ended March 30, 2014
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$129.1	$31.9	$21.5	$67.1	$(161.5)	$88.1
Net (income) loss attributable to non-controlling interest	(0.3)	—	—	0.5	—	0.2
Net income (loss), as adjusted (a)	128.8	31.9	21.5	67.6	(161.5)	88.3

Income tax expense	—	—	—	—	23.3	23.3
Interest expense	—	—	—	—	104.4	104.4
Acquisition and integration related charges	4.7	—	0.3	3.6	3.2	11.8
Restructuring and related charges	7.2	1.3	—	3.1	0.7	12.3

Adjusted EBIT	140.7	33.2	21.8	74.3	(29.9)	240.1
Depreciation and amortization (b)	34.7	15.7	6.1	20.7	17.9	95.1

Adjusted EBITDA	175.4	48.9	27.9	95.0	(12.0)	335.2

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three month period ended March 31, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$34.3	$16.4	$20.6	$0.6	$(113.2)	$(41.2)
Net loss attributable to non-controlling interest	0.3	—	—	—	—	0.3
Net income (loss), as adjusted (a)	34.6	16.4	20.6	0.6	(113.2)	(40.9)

Income tax expense	—	—	—	—	29.1	29.1
Interest expense	—	—	—	—	60.4	60.4
Acquisition and integration related charges	1.9	0.6	—	2.8	6.7	12.0
Restructuring and related charges	1.8	3.1	0.2	2.7	0.1	7.9
HHI Business inventory fair value adjustment	—	—	—	25.8	—	25.8
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	40.3	20.1	20.8	31.9	(17.0)	96.1
Depreciation and amortization (b)	16.6	7.4	2.9	8.8	11.5	47.2

Adjusted EBITDA	$56.9	$27.5	$23.7	$40.7	$(5.5)	$143.3

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the six month period ended March 31, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net (loss) income attributable to controlling interest, as adjusted (a)	$126.8	$26.6	$16.1	$(2.9)	$(221.3)	$(54.7)
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	(0.2)
Net income (loss), as adjusted (a)	126.6	26.6	16.1	(2.9)	(221.3)	(54.9)

Pre-acquisition earnings of HHI (b)	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	39.8	39.8
Interest expense	—	—	—	—	130.2	130.2
Acquisition and integration related charges	3.2	1.2	—	2.9	25.5	32.8
Restructuring and related charges	3.1	8.1	0.4	2.7	0.2	14.5
HHI Business inventory fair value adjustment	—	—	—	31.0	—	31.0
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	134.9	35.9	16.5	64.0	(25.6)	225.7
Depreciation and amortization (c)	32.7	14.7	5.8	10.3	14.7	78.2

Adjusted EBITDA	$167.6	$50.6	$22.3	$74.3	$(10.9)	$303.9

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) The Pre-acquisition earnings of HHI do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three and six month periods ended March 30, 2014 and March 31, 2013
(Unaudited)
(In millions)

	THREE MONTHS			SIX MONTHS
	F2014	F2013	INC %	F2014	F2013	INC %

Spectrum Brands Holdings, Inc. Net sales - as reported	$1,021.7	$987.8	3.4%	$2,122.3	$1,858.0	14.2%
HHI pre-acquisition Net sales (a)	—	—		—	191.8

Pro Forma Net Sales	$1,021.7	$987.8	3.4%	$2,122.3	$2,049.8	3.5%

(a) Net sales have been adjusted to reflect the acquisition of HHI as if it occurred at the beginning of each period presented. HHI pre-acquisition Net sales do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow
For the twelve month period ending September 30, 2014
(Unaudited)
($ in millions)

Forecasted:

Net Cash provided from Operating Activities	$ 420 - 425

Purchases of property, plant and equipment	(70) - (75)

Free Cash Flow	$350